SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CERUS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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In connection with the annual meeting of stockholders of Cerus Corporation to be held on June 10, 2015 (the “Annual Meeting”), we are communicating the additional information below to our stockholders regarding our outstanding stock options. Pursuant to Proposal No. 2 of the definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on April 30, 2015 (the “Proxy Statement”), we are seeking approval of an amendment and restatement of our 2008 Equity Incentive Plan (the “2008 Plan”) to increase the aggregate number of shares of common stock authorized for issuance thereunder by 5,000,000 shares and to make certain other changes thereto as described in the Proxy Statement. The information below is intended to supplement the disclosure in our Proxy Statement.

The following table provides certain additional information regarding our outstanding stock options.

As of March 31, 2015
Total Shares Subject to Outstanding Stock Options*	13,967,571
Weighted-Average Exercise Price of Outstanding Stock Options	$4.22
Weighted-Average Remaining Term of Outstanding Stock Options	7.27 years
Total Shares Available for Grant under the 2008 Plan (Excluding 5,000,000 Share Increase)**	2,828,679

*	Other than the outstanding stock options referenced in the above table, we did not have any other equity awards outstanding under our equity incentive programs as of March 31, 2015.

**	Following the effective date of the 2008 Plan in June 2008, no additional stock awards may be granted under any other equity plan. As such, the 2008 Plan is our only equity incentive program other than our Employee Stock Purchase Plan.